EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Powerwave Technologies, Inc. on Form S-8 of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002), appearing in the Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended December 29, 2002.

/s/    Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California

August 1, 2003